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ACQUISITION OF OPPENHEIMER MORTGAGE INCOME FUND AND QUEST FOR VALUE U.S.
GOVERNMENT INCOME FUND

On July 28, 1995, the Fund acquired all of the net assets of Oppenheimer Mortgage Income Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Mortgage Income Fund shareholders on July 12, 1995. The Fund issued 8,262,838 and 683,099 shares of Class A and Class B beneficial interest, respectively, valued at $77,918,563 and $6,434,794 in exchange for the net assets, resulting in combined Class A net assets of $385,440,401 and Class B net assets of $6,806,465 on July 28, 1995. The exchange qualifies as a tax-free reorganization for federal income tax purposes.

On November 24, 1995, the Fund acquired all of the net assets of Quest For Value U.S. Government Income Fund, pursuant to an Agreement and Plan of Reorganization approved by the Quest For Value U.S. Government Income Fund shareholders on September 26, 1995. The Fund issued 10,598,976, 967,755, and 284,411 shares of
Class A, Class B, and Class C beneficial interest, respectively, valued at $101,114,231, $9,222,705 and $2,710,439 in exchange for the net assets, resulting in combined Class A net assets of $518,859,988, Class B net assets of $21,270,443, and Class C net assets of $16,422,311 on November 24, 1995. The exchange qualifies as a tax-free reorganization for federal income tax purposes.